EXHIBIT 16.1
RBSM LLP
NEW YORK, NY
June 22, 2011
Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561
Dear Sir/Madam:
We have read Item 4.01 of Dolphin Digital Media, Inc.’s (the “Company”) Form 8-K dated June 20, 2011, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein
Very truly yours,
/s/ RBSM LLP